UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMREP CORPORATION

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August 4, 2025

To Our Owners:

We are pleased to report the headline financial results for AMREP Corporation and its subsidiaries for the fiscal year ended April 30, 2025. Our revenues totaled $49.7 million, with $10.2 million in net cash provided by operating activities and $12.7 million in net income. Below are some key highlights from the year:

•	Core Businesses: Our residential land sales generated $21.9 million in revenues, while our homebuilding segment closed the sale of 50 homes, contributing $21.2 million in revenues.

•	Other Property: We achieved $3.7 million in undeveloped land sales with 690 acres sold.

•	Taxes: We utilized $2.1 million of our deferred tax asset, leaving $9.0 million in deferred tax assets available to reduce future income taxes.

•	Inventory and Investment Assets: We increased our real estate inventory and investment assets by $3.1 million in connection with the production of finished residential lots, homes and land acquisitions to supplement our holdings.

•	Cash Position: As of April 30, 2025, we maintained a strong cash position of $39.9 million.

We encourage you to review our detailed results in our Form 10-K for a comprehensive understanding of our performance.

The real estate market in Rio Rancho, New Mexico, and surrounding areas has slowed relative to previous years, reflecting national trends. Despite this, we are strategically positioned with almost no debt, significant land holdings and minimal future commitments. We are also supported by predictable administrative expenses and a robust cash reserve. In 2025, we continued to moderate both the scope and number of our active land development projects and deferred certain new initiatives in response to industry headwinds, market uncertainty, infrastructure constraints and delays related to entitlements, approvals, inspections and utility readiness. This disciplined approach positions us to successfully navigate current challenges while maintaining the flexibility to meet future demand.

We anticipate ongoing margin pressures and slower project cycles in fiscal 2026 due to rising material costs, labor shortages, homebuyer affordability challenges, entitlement and infrastructure delays and other industry headwinds. Home sales are likely to follow shifting consumer sentiment and, to a lesser extent, seasonal trends, leading to quarterly fluctuations. We expect land sales to remain episodic and lower than prior-year levels, adding to quarterly variability.

AMREP CORPORATION
850 West Chester Pike, Suite 205 • Havertown, Pennsylvania 19083

Given current pressures, we remain committed to conservative financial stewardship and disciplined operations. We will manage capital judiciously—balancing investment with caution— while staying alert for opportunities that can increase long-term shareholder value.

We view today’s environment as an opportunity to strengthen our foundation for future growth. Our team is ready to evaluate distressed third-party opportunities and is well prepared to respond quickly to changing market conditions. Additionally, we will continue to optimize our land portfolio, including integrating it into our homebuilding operations, to maximize returns.

Our priority remains delivering sustainable, growing profitability that rewards long-term holders of our common stock. Our strategy is grounded in meticulous planning, disciplined execution and strong financial management. We have a talented and dedicated team of seasoned professionals which is committed to expanding our capabilities in homebuilding, land development and other value-added real estate services. This focused approach is intended to generate strong long-term returns on capital and maximize per-share equity value over time.

We appreciate your ongoing support.

Sincerely,

Christopher V. Vitale President and Chief Executive Officer	Edward B. Cloues, II Chairman of the Board